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FINAL TRANSCRIPT

Conference Call Transcript

SINT - SI International Conference Call

Event Date/Time: Aug. 27. 2008 / 7:00AM PT

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CORPORATE PARTICIPANTS

Alan Hill

SI International - VP, Corporate Communications and IR

Brad Antle

SI International - President and CEO

Ed Casey

Serco - Chairman and CEO

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the SI International Conference Call. My name is Erica and I will be your coordinator for today. At this time, all participants are in a listen-only mode. (OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today’s call, Mr. Alan Hill. Please proceed, sir.

Alan Hill  - SI International - VP, Corporate Communications and IR

Thank you. Good morning, everyone and thank you for joining us today to learn about some exciting news, SI International joining forces with Serco. I’m Alan Hill, Vice President of Corporate Communications and Investor Relations. With me today are Brad Antle, President and CEO of SI International and Ed Casey, President – Chairman and CEO of Serco. They’re going to provide us some background on the combination, reasons for the transaction and many opportunities that we anticipate will be created for each one of us and for our customers.

If you’d like to listen to this conference call again or your colleagues didn’t have a chance to dial in for this live call, we’ve set up a replay for this call, beginning in two hours and any employee that wants to listen to this call simply dials toll free 888-286-8010 and enters in pass code 88937672. This call’s going to be available 24 hours a day through next Wednesday, September the 3rd.

Before I turn the call over to Brad, for his opening remarks, I want to address a few communication issues. As a public company, we have a responsibility to ensure that all communications we make about our Company are accurate, consistent and conform to the security laws. As such, these are SI International employees or Serco employees should discuss internal corporate matters or developments with anyone outside the Company except as required to performance of your jobs.

Under no circumstances should you respond to inquiries from the members of the media or investment community and also, you should refrain from participating in discussions on message boards or in other public forums regarding either the Company or the combination of the companies.

With that said, it is my pleasure to turn the call over to Brad.

Brad Antle  - SI International - President and CEO

Thanks, Alan. Okay, so I guess it’s no surprise why everybody’s here and on the call this morning. So, I don’t think I need to tell you why you’re hear, but like I do want to join with Alan and say that we’re excited about the combination. This is something that’s been going on now for a couple of — several months, and we think it’s a win/win and I’ll try to shed some light on why that’s true.

As you know, SI International, over the last almost 10 years, has grown significantly through a combination of organic growth and acquisitions. So, we’re certainly no stranger to acquisitions. We understand how critical they are to get off on the right foot.

But keep in mind that part of our mantra as we’ve been growing is to provide rapid response, rapid deployment to our customers and I think if you look at the — at this acquisition and the long stream of satisfied customers that we’ve amassed over time, well, I think this combination will allow us a mechanism to not only — to continue to provide that kind of support, but have greater capacity to provide that rapid response and rapid deployment.

Clearly, we need everybody in the team to continue to provide that kind of critical support to our customers going forward. They’re going to be looking for that and they’re going to be sensitive to how this combinations affecting them.

Keep in mind that it may take four months or longer for this regulatory process to run its course before the combination’s complete and we can’t afford to let the customers’ performance degrade at all because they’ve come to depend on us for providing that critical service. Clearly, by joining forces with Serco — Serco North America, we’ve become a $1.3 billion federal contractor, part of the larger Serco group $6 billion presence and Ed will talk about that more in a second.

But over the past few months, our management teams have had a chance to get to know each other, spend some time, learn a little bit more about the world class organization that Serco has built and like SI International, Serco recognizes that the people that provide the services are the greatest asset. We are a services company, both of us. And without your support, we wouldn’t have anything to provide to our customers.

One of the most important points for me to make this morning is that this transaction will create significant value for the companies of SI International and Serco as well as our employees, our stockholders, and our combined customer base. And we need to make sure our customers recognize that. They’re not going to see a significant — they’re not going to see a change to the face that’s been supporting them all along, what they’re going to have is access to greater resources.

Our businesses are a natural fit, when we look at what we do and what Serco does, they’re complimentary but they’re not overlapping. They’re only a few instances where we have some overlap in a couple of areas, HR solutions and OPM. And aside from those, we’re unique.

We have a common mission, we have complimentary technology, so it’s a business that we both understand and know how to perform at. Well-defined plans to achieve, I think, a seamless integration of the businesses going forward and that — you’ll hear more about that as we move forward.

And as I mentioned, we expect this transaction to close in a timely manner, but we don’t control all the regulatory processes. We will, however, use all of our resources to make sure that they’re efficient and that we provide our customers with all the information they need to make timely decisions. Our goal is to fully integrate our operations into Serco’s US division.

This is a major milestone for both companies, obviously. We’re sitting about $570 million to 580 million. Serco North America is about $700 million, so we’re combining two virtually equally sized organizations and doubling virtually overnight. So, that’s a tremendous shock and I think accelerator to both organizations.

From the beginning of discussions, as our management teams got to know each other a bit more, we became to grow confident that this was the right decision for our teams to make. This is why we’re convinced that the future of SI International lies with Serco and why I want you to be informed, engaged and enthusiastic as we move forward through this process.

I’ll — I’ll ask you to take time, if you have it — not on company time, but maybe at lunch time or when you get home at night, I advise you to take a look at Serco’s website, the corporate website, which is Serco.com, and under the Investor tab, there’s a nice little vignette of Chris Hyman, who is their corporate CEO of the PLC, and he talks about the company in terms of the values and direction and I think you’ll see it aligns pretty well with where our strategy’s been, and that clearly is mirrored by Ed Casey and the North America division as well.

This is not the first time that Serco’s made an acquisition in the US. Their last one, I think, was 2005, when they acquired RCI, which was about a $400 million company. So, they’re familiar with the process and the challenges that are associated with doing an acquisition of this kind, but basically what that means is they — between the two companies, our combined acquisition experience means that we know the importance of getting information to you and the importance of addressing all the issues as they come up. And we’ll have plenty of mechanisms to accomplish that and accommodate your needs.

So, I encourage you to leverage those mechanisms, whether it’s via voice mail or e-mail, but we want to get your questions and make sure that we get you the information. Realize that some of this will come out over time just because it takes time to figure out what the various elements and components are of the combination as we go forward.

But with that — without further ado, let me turn the call over to Ed Casey, the Chairman and CEO of Serco North America, Ed?

Ed Casey  - Serco - Chairman and CEO

Thank you, Brad, and good morning to everyone. This represents a great day for Serco and I think a — believe a truly exciting opportunity for both companies. A lot of hard work has gone into getting us here. As Brad said, this work was done over a number of months and I really want to thank Brad and all the — his team and senior leadership because it was a lot of late nights, long weekends and a difficult process just in terms of personal sacrifice and we sincerely appreciate the great effort.

In the short time that I’ve met with Brad and some of the senior team, I’ve become truly impressed, not only with them, but certainly with the Company that you’ve built over the last 10 years. I think it bodes well for our future together and I’m sure there’ll be much that we have to share and I know that there’ll be lots we at Serco will learn from all of you.

First, who is Serco? I think Brad gave a few details and I’ll give a few more. Serco Group, based in the UK, is based in Richmond, which is a suburb just west of London, about eight miles from Mayfair, but it takes about an hour to get there through the traffic. We’ve been around for over 20 years and over that period of time, we’ve had a compound growth rate of over 20% for that period of time. So, like you, we are a growth company.

We do about $6 billion of revenue this year, exclusive of SI International. I thought we had 50,000 employees but the communications people last night said we had 40,000. So, I don’t know where those 10,000 went. But we’re in about 37 countries around the world and here in North America, we serve the federal government and some state and local customers. Simply, about 75% of our business is federal, 25% is state and local and federal is primarily DOD.

About a year ago in our summer leadership conference, we were trying to set goals for where we wanted to take the Company and in a business which is increasingly dominated by large companies, we decided we needed to be larger in scale to have the breadth of capabilities and the resources to compete. But we also decided that we wanted to be relevant to our customers and we viewed a $600 million, $700 million company might be relevant to a few customers, but not really relevant to the federal government overall.

So, we just — it could have been 15, could have been 25, we chose we wanted to be one of the top 20 players in the company — excuse me, the country, by 2015. And our estimate was we had to be a $5 billion company to get there. And despite the fact that we’ve been growing about 20% a year organically in North America, that just simply wouldn’t get us there and it was at that time when we set out on an acquisition strategy to supplement the organic growth.

As Brad mentioned, this year we’ll exceed $700 million in revenue and again, we’re growing at over 20% year. We have 7,000 employees at, like you, hundreds of locations across the US, Canada and overseas as well. Our major customers are the US Army, Navy, the FAA, the US postal service and we’ve just recently broken into the Marines.

I’ll give you a summary — quick summary of what we do. You have three groups, I guess is what you call them, and we call ours business units — strategic business units, we have five. The first one is what we call human capital management, where we’re involved in a wide variety of military personnel support activities, including recruiting, training, administrative support, career transition services and family support and we’re on the HR solutions contract, which I’m sure some of you are familiar with and so, I’m sure we’re friendly competitors on that.

In transportation, we’re involved in air traffic control, aviation engineering services and some urban transit management and that’s primarily our state and local businesses resides in the transportation sector as well. In professional services, we’re involved in IT management. Some consulting and BPR, not enough, and hopefully you’ll bring some of those capabilities to us. In logistics, we’re typically — logistics supply chain work, we also have a cost and economic analysis business unit and in engineering, we’re involved in C4ISR force protection work, particularly around port security.

And, as Brad said, there’s very little overlap in terms of what we do, very little overlap in terms of our customer base. From our standpoint, it really is an ideal fit. Which is one of the reasons, and I’ve mentioned the other reasons, in terms of the strategic rationale.

One, scale. This makes us a $1.3 billion company and I think we’ll do other acquisitions in the future. We’re probably going to take a little bit of time off and make sure we come together as one company, but there’ll be other acquisitions over the course of the next five years and I think together with those acquisitions and strong organic growth that you’ve been able to achieve and that we’ve achieved, I think that $5 billion target is certainly a reality.

I mentioned breadth of customer relationships. We fit together very nicely, it gives us a broad and almost comprehensive approach to the federal government and also depth of capabilities. We have been looking to build the capabilities in some of the IT areas where you’re strong and I think those are going to help us bring some of the business that we do and help us continue to move upscale.

Strength of management team, as Brad said, this is — in a service business, it is a people business, it is certainly a team game. Our — most of [you thinking] constraint are people. We are human resource constrained. We do not have enough good people to pursue the growth opportunities that we have and we believe that SI is a company that’s built on a foundation of strong people, of excellent talent and really believe that as Brad said that this will give us the strength to carry on that challenge.

And I think an important part of my philosophy and Brad and I have talked about this quite a bit, this truly is, in my mind, a merger of equals here in North America. Clearly, Serco Group with 40,000 people around the world is the parent company and the surviving company, but here in North America, which — because of the fact that we serve the US government and as a foreign company, there has to be some distance, as well as the great geographic distance of the ocean, we are pretty much autonomous here in North America.

So, when we talk about having SI join the Serco family, it’s really a merger of SI International and Serco Inc. which is our North American business. And again, my view is that this is a merger of equals and that it’ll require bringing all of us together to pursue the challenges in front of us.

As Brad said, we hope this transaction will close by the end of the year. We’re hoping that it’s Decemberish, it would be nice to start the New Year with it behind us. There is — I know that you’ve done nine acquisitions along the way, something like that and Serco hasn’t done nine, we’ve done about three significant acquisitions. From my past experience, I’ve been in several as well. So, we understand the importance of this period between now and closing to kind of bring the two companies together and to provide information and answers to many of the questions that you have.

So, again, our hope is going to be that — and Brad has graciously offered, as he’s said a little while ago, on our own time or after work or lunch hour, but he’s graciously offered the opportunity between now and closing to work closely with all of you to exactly figure out how we’re going to bring these two organizations together. Our hope would be to make as many of the decisions as we can prior to closing, so that again, as I said, we can hit the ground running on day one.

One of the other things, which I think really impressed — impressed me and the rest of our management team during the due diligence process is the strength of the customer relationships that SI has. We like to think of ourselves as being customer focused.

I have to admit the CPARs and other feedback mechanisms that we have to determine what customers think about us, yours are enviable and we are very, very impressed, and certainly, as Brad said, during this period of transition, we need to lock arms and make sure that those customers are satisfied, that it’s seamless to them and that they have confidence about the combined company going forward.

We — I think as we also on our website and in the spirit of communications, are going to have a little link so that when you hit it, you can kind of go in and learn a little bit more about our business and our people, so I would encourage you either the Serco.com or the Serco-NA.com websites go to and you’ll see a little message there.

But we understand the importance of communication during this period and hope to meet your needs in terms of answering questions. I’m sure there’ll be lots of mechanisms to getting questions. We probably can’t answer every single question that comes from all of you and all the Serco North America people, because they have questions as well. But we’ll [batch] those together with — Brad and I and the rest of our teams, we’ll get as much information to you as we can. And if we’re failing you, not providing that, please let one of us know and we’ll do our very, very best.

In closing, I would like to extend again, my warm welcome to all of you, hopefully as on closing of this deal as part of the Serco family and the Serco team. I think together there’s a really exciting new chapter for all of us. And it will be a new chapter for us at Serco North America s well, and I really think that by combining the talents, the skills, the relationships that we have that we can have an even brighter future together.

I look forward to meeting all of you in person and we have an open door, open e-mail, open phone policy, so I sincerely do hope that I have a chance to meet as many of you as possible and don’t hesitate to ask us a question if there’s something on your mind. Thanks. Thanks — Brad.

Alan Hill - SI International - VP, Corporate Communications and IR

Thanks, Ed. As Ed and Brad had mentioned, the organizations of both Serco and SI International through our HR divisions are supporting some mechanisms to respond to your questions, so there is a toll free number and an e-mail hotline that you can submit questions as of late to Serco’s acquisition of SI International. Questions will be submitted, — they’ll be received or they will be collected daily and our plan is to get out responses that will be posted on the insider, it would be delivered soft copy to managers on a weekly basis.

To submit your questions in the DC area, if you want to do it by phone, you would dial 703-234-7038. For calls outside the DC area, it would be toll free 1-800-337-1858. If you want to submit your questions by e-mail, it is si-question@si-intl.com.

And just to reiterate to you, the questions are kept in confidence, your name’s not used. So those are mechanisms. If there are any questions that are more in a personal nature, then somebody from HR, one of the two companies, would be contacting you to get those responses. Also, just keep in mind that we do have regulatory constraints as the details of this transaction are being finalized, so if there are any inquiries from outside parties, please forward them to me.

Again, thank you for joining us today and this concludes the conference call.

Operator

 Thank you for your participation in today’s conference. This concludes the presentation. Everyone, have a great day.

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